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                                  EXHIBIT 21.1
                           SUBSIDIARIES OF REGISTRANT



ENGlobal Corporate Services, Inc.       Incorporated in the State of Texas

ENGlobal Engineering, Inc.              Incorporated in the State of Texas

ENGlobal Systems, Inc.                  Incorporated in the State of Texas

ENGlobal Construction Resources, Inc.   Incorporated in the State of Texas

ENGlobal Automation Group, Inc.         Incorporated in the State of Texas

ENGlobal Technical Services, Inc.       Incorporated in the State of Texas

ENGlobal Canada, ULC                    Incorporated in the Province of Nova Scotia, Canada

ENGlobal Land, Inc.                     Incorporated in the State of Colorado

WRC Canada                              Incorporated in the Province of Alberta, Canada





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